Exhibit 4.5
GRANT NO. ________
LIFEVANTAGE CORPORATION
2010 LONG-TERM INCENTIVE PLAN
INCENTIVE STOCK OPTION AGREEMENT
     The Company hereby grants an Option to purchase Shares to the Optionee named below. The terms and conditions of the Option are set forth in this cover sheet, in the attached Incentive Stock Option Agreement and in the Lifevantage Corporation 2010 Long-Term Incentive Plan as it may be amended from time to time. This cover sheet is incorporated into and a part of the attached Incentive Stock Option Agreement (together, the “Agreement”).
Date of Option Grant: __________________, [YEAR]
Name of Optionee: _____________________________
Number of Shares Covered by Option: ______________
Exercise Price per Share: $____.___
Fair Market Value of a Share on Date of Option Grant: $____.___
Expiration Date: _____________, [YEAR] [DO NOT EXCEED TEN YEARS FROM GRANT OR FIVE YEARS FOR 10% SHAREHOLDER]
Vesting Calculation Date: _____________, [YEAR]
Vesting Schedule:
     [Subject to all the terms of the Agreement and your continued Service, your right to purchase Shares under this Option shall vest as to one-fourth (1/4) of the total number of Shares covered by this Option, as shown above, on the first anniversary of the Vesting Calculation Date. Thereafter, the number of Shares which you may purchase under this Option shall vest at the rate of one-forty-eighth (1/48) of the total number of Shares covered by this Option per calendar month on the last day of each of the thirty-five (35) months following the month of the first anniversary of the Vesting Calculation Date and the final one-forty-eighth (1/48) of the total number of Shares covered by this Option shall vest on the fourth anniversary of the Vesting Calculation Date.] In all cases, the resulting aggregate number of vested Shares will be rounded down to the nearest whole number. No Shares subject to this Option will vest after your Service has terminated for any reason.
     By signing this cover sheet, you agree to all of the terms and conditions described in the Agreement and in the Plan and the Plan’s prospectus. You are also acknowledging receipt of this Agreement and a copy of the Plan and the Plan’s prospectus.

Optionee:

(Signature)

Company:

(Signature)

Title:

Attachment

LIFEVANTAGE CORPORATION
2010 LONG-TERM INCENTIVE PLAN
INCENTIVE STOCK OPTION AGREEMENT

1.	The Plan and Other Agreements	The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Option. Any prior agreements, commitments or negotiations concerning this Option are superseded.

2.	Incentive Stock Option	This Option is intended to be an Incentive Stock Option under section 422 of the Code and will be interpreted accordingly.

If you cease to be an employee of the Company, a Subsidiary or of a Parent but continue to provide Service, this Option will be treated as a Nonstatutory Stock Option on the day after the date that is three (3) months after you cease to be an employee of the Company (and any Subsidiary or any Parent): (i) even if you continue to provide Service after your employment has terminated or (ii) if your termination of employment was for any reason other than due to your death or Disability. In addition, to the extent that all or part of this Option exceeds the $100,000 limitation rule of section 422(d) of the Code, this Option or the lesser excess part will be treated as a Nonstatutory Stock Option.

This Option is not intended to be deferred compensation under section 409A of the Code and will be interpreted accordingly.

3.	Vesting	This Option is only exercisable before it expires and only with respect to the vested portion of the Option. This Option will vest according to the Vesting Schedule described in the cover sheet of this Agreement.

4.	Term	Your Option will expire in all cases no later than the close of business at Company headquarters on the Expiration Date, as shown on the cover sheet. Your Option may expire earlier if your Service terminates, as described in Sections 5, 6 and 7 below or on the date on which the Option is cancelled (and not substituted or assumed) pursuant to a Change in Control or merger or acquisition or reorganization or similar transaction involving the Company.

5.	Termination of Service — General	If, while the Option is outstanding, your Service terminates for any reason, other than being terminated by the Company for Cause or due to your death or Disability, then the unvested portion of your Option shall be forfeited without consideration and shall immediately expire on your Termination Date and the vested portion of your Option will expire at the earlier of (i) the close of business at Company headquarters on the date that is three (3) months after your Termination Date, (ii) the Expiration Date set forth in the attached cover sheet and further described in Section 4 above, or (iii) the date on which the Option is cancelled (and not substituted or assumed) pursuant to a Change in Control or merger or acquisition or reorganization or similar transaction involving the Company. In no event is the Option exercisable after the Expiration Date.

6.	Termination of Service for Cause	If your Service is terminated by the Company for Cause or if you commit an act(s) of Cause while this Option is outstanding, as determined by the Committee in its sole discretion, then you shall immediately forfeit all rights to your Option without consideration, including any vested portion of the Option, and the entire Option shall immediately expire, and any rights, payments and benefits with respect to the Option shall be subject to reduction or recoupment in accordance with the Clawback Policy and the Plan. For avoidance of doubt, your Service shall also be deemed to have been terminated for Cause by the Company if, after your Service has otherwise terminated, facts and circumstances are discovered that would have justified a termination for Cause, including, without limitation, your violation of Company policies or breach of confidentiality or other restrictive covenants or conditions that may apply to you prior to or after your Termination Date.

7.	Termination of Service due to Death or Disability	If your Service terminates because of your death or Disability, then the unvested portion of your Option shall be forfeited without consideration and shall immediately expire on your Termination Date and the vested portion of your Option will expire at the earlier of (i) the close of business at Company headquarters on the date that is twelve (12) months after your Termination Date, (ii) the Expiration Date set forth in the attached cover sheet and further described in Section 4 above, or (iii) the date on which the Option is cancelled (and not substituted or assumed) pursuant to a Change in Control or merger or acquisition or similar transaction involving the Company. In no event is the Option exercisable after the Expiration Date. If your Service terminated due to your death, then your estate may exercise the vested portion of your Option during the foregoing post-Service exercise period.

8.	Leaves of Absence	For purposes of this Option, your Service does not terminate when you go on a bona fide leave of absence that was approved by the Company in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. For income tax purposes, if the period of leave exceeds three (3) months and your right to reemployment is not provided either by statute or by contract, then this Option will be treated as a Nonstatutory Stock Option if the exercise of this Option occurs after the expiration of six (6) months from the commencement of such leave of absence. Your Service terminates in any event when the approved leave ends unless you immediately return to active work.

The Company determines which leaves count for this purpose (along with determining the effect of a leave of absence on vesting of the Option), and when your Service terminates for all purposes under the Plan.

9.	Notice of Exercise	When you wish to exercise this Option, you must notify the Company by filing a “Notice of Exercise” form at the address given on the form. Your notice must specify how many Shares you wish to purchase. Your notice must also specify how your Shares should be registered (in your name only or in your and your spouse’s names as community property or as joint tenants with right of survivorship). The notice will be effective when it is received by the Company.

If someone else wants to exercise this Option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

10.	Form of Payment	When you submit your notice of exercise, you must include payment of the Exercise Price for the Shares you are purchasing. Payment may be made in one (or a combination) of the following forms:

• Cash, your personal check, a cashier’s check or a money order.

•   Shares which have already been owned by you for more than six (6) months and which are surrendered to the Company. The Fair Market Value of the Shares, determined as of the effective date of the Option exercise, will be applied to the Exercise Price.

•   To the extent a public market for the Shares exists as determined by the Company, by Cashless Exercise through delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Exercise Price.

11.	Withholding Taxes	You will be solely responsible for payment of any and all applicable taxes associated with this Option.

You will not be allowed to exercise this Option unless you make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the Option exercise or sale of Shares acquired under this Option.

12.	Restrictions on Exercise and Resale	By signing this Agreement, you agree not to (i) exercise this Option (“Exercise Prohibition”), or (ii) sell, transfer, dispose of, pledge, hypothecate, make any short sale of, or otherwise effect a similar transaction of any Shares acquired under this Option (each a “Sale Prohibition”) at a time when applicable laws, regulations or Company or underwriter trading policies prohibit the exercise or disposition of Shares. The Company will not permit you to exercise this Option if the issuance of Shares at that time would violate any law or regulation. The Company shall have the right to designate one or more periods of time, each of which generally will not exceed one hundred eighty (180) days in length (provided however, that such period may be extended in connection with the Company’s release (or announcement of release) of earnings results or other material news or events), and to impose an Exercise Prohibition and/or Sale Prohibition, if the Company determines (in its sole discretion) that such limitation(s) is needed in connection with a public offering of Shares or to comply with an underwriter’s request or trading policy, or could in any way facilitate a lessening of any restriction on transfer pursuant to the Securities Act or any state securities laws with respect to any issuance of securities by the Company, facilitate the registration or qualification of any securities by the Company under the Securities Act or any state securities laws, or facilitate the perfection of any exemption from the registration or qualification requirements of the Securities Act or any applicable state securities laws for the issuance or transfer of any securities. The Company may issue stop/transfer instructions and/or appropriately legend any stock certificates issued pursuant to this Option in order to ensure compliance with the foregoing. Any such Exercise Prohibition shall not alter the vesting schedule set forth in this Agreement other than to limit the periods during which this Option shall be exercisable.

If the sale of Shares under the Plan is not registered under the Securities Act, but an exemption is available which requires an investment or other representation, you shall represent and agree at the time of exercise that the Shares being acquired upon exercise of this Option are being acquired for investment, and not with a view to the sale or distribution thereof, and shall make such other representations as are deemed necessary or appropriate by the Company and its counsel.

You may also be required, as a condition of exercise of this Option, to enter into any Company shareholder agreement or other agreements that are applicable to shareholders.

If you sell or otherwise dispose of any of the Shares acquired pursuant to the exercise of this Option on or before the later of (i) the date that is two years after the Date of Option Grant or (ii) the date that is one year after the applicable exercise of this Option, then you shall within ten days of any and all such sales or dispositions provide the Company with written notice of such transactions including without limitation the date of each disposition, the number of Shares that you disposed of in each transaction and their original Date of Option Grant, and the amount of proceeds you received from each disposition.

13.	Transfer of Option	Prior to your death, only you may exercise this Option. You cannot transfer, assign, alienate, pledge, attach, sell, or encumber this Option. If you attempt to do any of these things, this Option will immediately become invalid. You may, however, dispose of this Option in your will or it may be transferred by the laws of descent and distribution. Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your spouse, nor is the Company obligated to recognize your spouse’s interest in your Option in any other way.

14.	Retention Rights	Your Option or this Agreement does not give you the right to be retained by the Company (or any Parent or any Subsidiaries or Affiliates) in any capacity. The Company (or any Parent and any Subsidiaries or Affiliates) reserves the right to terminate your Service at any time and for any reason.

This Option and the Shares subject to the Option are not intended to constitute or replace any pension rights or compensation and are not to be considered compensation of a continuing or recurring nature, or part of your normal or expected compensation, and in no way represent any portion of your salary, compensation or other remuneration for any purpose, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

15.	Shareholder Rights	You, or your estate, shall have no rights as a shareholder of the Company with regard to the Option until you have been issued the applicable Shares by the Company and have satisfied all other conditions specified in Section 4(g) of the Plan. No adjustment shall be made for cash or stock dividends or other rights for which the record date is prior to the date when such applicable Shares are issued, except as provided in the Plan.

16.	Adjustments	In the event of a stock split, a stock dividend or a similar change in the Company stock, the number of Shares covered by this Option (rounded down to the nearest whole number) and the Exercise Price per Share may be adjusted pursuant to the Plan. Your Option shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

17.	Legends	All certificates representing the Shares issued upon exercise of this Option may, where applicable, have endorsed thereon the following legends and any other legend the Company determines appropriate:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OPTIONS TO PURCHASE SUCH SHARES SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR HIS OR HER PREDECESSOR IN INTEREST. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY BY THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE.”

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

18.	Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Colorado without reference to the conflicts of law provisions thereof and any action relating to this Agreement must be brought in state or federal courts located in San Diego County, California.

19.	Binding Effect; No Third Party Beneficiaries	This Agreement shall be binding upon and inure to the benefit of the Company and you and any respective heirs, representatives, successors and permitted assigns. This Agreement shall not confer any rights or remedies upon any person other than the Company and you and any respective heirs, representatives, successors and permitted assigns. The parties agree that this Agreement shall survive the settlement or termination of the Award.

20.	Voluntary Participant	You acknowledge that you are voluntarily participating in the Plan.

21.	No Rights to Future Awards	Your rights, if any, in respect of or in connection with this Option or any other Awards are derived solely from the discretionary decision of the Company to permit you to participate in the Plan and to benefit from a discretionary future Award. By accepting this Option, you expressly acknowledge that there is no obligation on the part of the Company to continue the Plan and/or grant any additional Awards to you or benefits in lieu of Options or any other Awards even if Awards have been granted repeatedly in the past. All decisions with respect to future Awards, if any, will be at the sole discretion of the Committee.

22.	Future Value	The future value of the underlying Shares is unknown and cannot be predicted with certainty. If the underlying Shares do not increase in value after the Date of Option Grant, the Option will have little or no value. If you exercise the Option and obtain Shares, the value of the Shares acquired upon exercise may increase or decrease in value, even below the Exercise Price.

23.	No Advice Regarding Grant	The Company has not provided any tax, legal or financial advice, nor has the Company made any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

24.	No Right to Damages	You will have no right to bring a claim or to receive damages if any portion of the Option is cancelled or expires unexercised. The loss of existing or potential profit in the Option will not constitute an element of damages in the event of the termination of your Service for any reason, even if the termination is in violation of an obligation of the Company or a Parent or a Subsidiary or an Affiliate to you.

25.	Data Privacy	You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by the Company for the exclusive purpose of implementing, administering and managing your participation in the Plan. You understand that the Company holds certain personal information about you, including, but not limited to, name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Awards or any other entitlement to Shares awarded, cancelled, purchased, exercised, vested, unvested or outstanding in your favor for the purpose of implementing, managing and administering the Plan (“Data”). You understand that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere and that the recipient country may have different data privacy laws and protections than your country. You may request a list with the names and addresses of any potential recipients of the Data by contacting the Company. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom you may elect to deposit any Shares acquired under the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage participation in the Plan. You understand that you may view your Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting the Committee in writing. You understand that refusing or withdrawing consent may affect your ability to participate in the Plan.

26.	Other Information	You agree to receive shareholder information, including copies of any annual report, proxy statement and periodic report, from the Company’s website at www.lifevantage.com, if the Company wishes to provide such information through its website. You acknowledge that copies of the Plan, Plan prospectus, Plan information and stockholder information are also available upon written or telephonic request to the Committee and/or the Board.

27.	Nondisclosure of Confidential Information	You acknowledge that the businesses of the Company is highly competitive and that the Company’s strategies, methods, books, records, and documents, technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning former, present or prospective customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special, and unique assets which the Company uses in their business to obtain a competitive advantage over competitors. You further acknowledge that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position. You acknowledge that by reason of your duties to and association with the Company, you have had and will have access to and have and will become informed of confidential business information which is a competitive asset of the Company. You hereby agree that you will not, at any time during or after employment, make any unauthorized disclosure of any confidential business information or trade secrets of the Company, or make any use thereof, except in the carrying out of services responsibilities. You shall take all necessary and appropriate steps to safeguard confidential business information and protect it against disclosure, misappropriation, misuse, loss and theft. Confidential business information shall not include information in the public domain (but only if the same becomes part of the public domain through a means other than a disclosure prohibited hereunder). The above notwithstanding, a disclosure shall not be unauthorized if (i) it is required by law or by a court of competent jurisdiction or (ii) it is in connection with any judicial, arbitration, dispute resolution or other legal proceeding in which your legal rights and obligations as a service provider or under this Agreement are at issue; provided, however, that you shall, to the extent practicable and lawful in any such events, give prior notice to the Company of your intent to disclose any such confidential business information in such context so as to allow the Company an opportunity (which you will not oppose) to obtain such protective orders or similar relief with respect thereto as may be deemed appropriate. Any information not specifically related to the Company would not be considered confidential to the Company.

The Company will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights to which it may be entitled. You agree and acknowledge that money damages may not be an adequate remedy for breach of the provisions of this Agreement and that the Company may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

28.	Further Assistance	You agree to provide assistance reasonably requested by the Company in connection with actions taken by you while providing services to the Company, including but not limited to assistance in connection with any lawsuits or other claims against the Company arising from events during the period in which you rendered service to the Company.

29.	Notice	All notices, requests, demands, claims, and other communications under this Agreement shall be in writing. Any notice, request, demand, claim, or other communication under this Agreement shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient at the address set forth below the recipient’s signature to this Agreement. Either party to this Agreement may send any notice, request, demand, claim, or other communication under this Agreement to the intended recipient at such address using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Either party to this Agreement may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner set forth in this section.

In consideration of the Company granting you this Option, please acknowledge your agreement to fully comply with all of the terms and conditions described above and in the Plan and Plan prospectus by signing this Agreement in the space provided in the cover sheet and returning it promptly to:
LIFEVANTAGE CORPORATION
Attention: Corporate Secretary
11545 WEST BERNARDO COURT, SUITE 301
SAN DIEGO CA 92127

LIFEVANTAGE CORPORATION
NOTICE OF EXERCISE OF INCENTIVE STOCK OPTION BY OPTIONEE
Lifevantage Corporation
11545 West Bernardo Court, Suite 301
San Diego, California 92127
Attention: Secretary
Re:     Exercise of Incentive Stock Option to Purchase Shares of Company Stock

[PRINT NAME OF OPTIONEE]
          Pursuant to the Incentive Stock Option Agreement dated ___________________, ______ between Lifevantage Corporation, a Colorado corporation, (the “Company”) and me, made pursuant to the 2010 Long-Term Incentive Plan (the “Plan”), I hereby request to purchase _______ Shares (whole number only and must be not less than twenty-five Shares or the remaining number of vested Shares subject to this Option) of common stock of the Company (the “Shares”), at the exercise price of $__________ per Share. I am hereby making full payment of the aggregate exercise price by one or more of the following forms of payment in accordance with the whole number percentages that I have provided below. I further understand and agree that I will timely satisfy any and all applicable tax withholding obligations as a condition of this Option exercise.

Percentage
of Payment	Form of Payment As Provided In the Incentive Stock Option Agreement
_____%	Cash/My Personal Check/Cashier’s Check/Money Order (payable to “Lifevantage Corporation”)

_____% 100%	Surrender of vested Shares (Valued At Their Fair Market Value) Owned By Me For More Than Six (6) Months

Check one:	☐	The Shares certificate is to be issued and registered in my name only.

	☐	The Shares certificate is to be issued and registered in my name and my spouse’s name.

[PRINT SPOUSE’S NAME, IF CHECKING SECOND BOX]

Check one (if checked second box above):

☐ Community Property or ☐ Joint Tenants With Right of Survivorship
          I acknowledge that I have received, understand and continue to be bound by all of the terms and conditions set forth in the Plan, Plan prospectus and in the Incentive Stock Option Agreement.
Dated: __________________

(Optionee’s Signature)	(Spouse’s Signature)**

**Spouse must sign this Notice of Exercise if listed above.

(Full Address)	(Full Address)

*	THIS NOTICE OF EXERCISE MAY BE REVISED BY THE COMPANY AT ANY TIME WITHOUT NOTICE.